Exhibit 5.1

1 May 2020

Board of Directors

Avadel Pharmaceuticals Public Limited Company

10 Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Re:	Avadel Pharmaceuticals Public Limited Company

Dear Sirs,

1.	Basis of Opinion

We are acting as Irish counsel to Avadel Pharmaceuticals Public Limited Company, a public company limited by shares, incorporated under the laws of Ireland, company number 572535, with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Company”) in connection with the registration statement (the “Registration Statement”) on Form S-3 to be filed with the United States Securities and Exchange Commission (the “SEC”) on 1 May 2020 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale of 9,167,839 ordinary shares, nominal value US$0.01 per share, of the Company (the “Ordinary Shares”), in the form of American Depositary Shares (the “ADSs”), which consists of 8,680,225 Ordinary Shares represented by ADSs and 487,614 Ordinary Shares represented by ADSs upon conversion of 487,614 Series A Non-Voting Convertible Preferred Shares, nominal value US$0.01 per share (the “Preferred Shares”, together with the ADSs, the “Shares”), previously issued under a Securities Purchase Agreement (the “Purchase Agreement”) dated 20 February 2020, by and among the Company and the Purchasers (as defined in the Purchase Agreement) set out therein and as set out in paragraph 1.1 below and to be registered further to the Registration Rights Agreement dated 25 February 2020 by and among the Company and the Purchasers (the “Registration Rights Agreement”, together with the Purchase Agreement, the “Transaction Documents”).

1.1	The Registration Statement is filed for the sale of the following Shares:

(a)	2,882,824 ADSs held by Vivo Opportunity Fund LP;

(b)	643,269 ADSs held by Vivo Capital Fund IX LP;

(c)	352,609 ADSs held by KVP Capital LP;

(d)	961,661 ADSs held by Venrock Healthcare Capital Partners III LP;

(e)	96,166 ADSs held by VHCP Co-Investment Holdings III LLC;

(f)	2,115,655 ADSs held by Avoro Life Sciences Fund;

(g)	662,759 ADSs and 352,929 Preferred Shares convertible into Ordinary Shares held by RTW Master Fund Ltd;

(h)	222,409 ADSs and 118,247 Preferred Shares convertible into Ordinary Shares held by RTW Innovation Master Fund Ltd;

(i)	37,655 ADSs and 16,438 Preferred Shares convertible into Ordinary Shares held by RTW Venture Fund Limited;

(j)	133,991 ADSs held by Acuta Opportunity Fund LP; and

(k)	571,227 ADSs held by Acuta Capital Fund LP.

(the “Transaction”).

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.4	We have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”);

(b)	the searches listed at paragraph 1.6 below (the “Searches”); and

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.

1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by e-mail in pdf or other electronic format.

1.6	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 1 May 2020:

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

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2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

2.3	The Shares have been validly issued, fully paid up and are non-assessable (which term means that no further sums are required to be paid to the holders thereof in connection with the issuance of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1	that, when filed with the SEC, the Registration Statement will not differ in any material respect from the final draft that we have examined and that before any Shares are sold, the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

3.2	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.3	that, if the Shares are to be sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement will have been duly authorised, executed and delivered by the Company and the other parties thereto;

3.4	that the Shares to be sold under the Registration Statement were previously allotted and issued in consideration of the receipt by the Company prior to the issuance of such Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issuance;

3.5	that, at the time of the issuance of the Shares, the Company had sufficient authorised but unissued share capital to issue the Shares, and the Company did not prior to, or by virtue of, such issuance, exceed the maximum number of Shares permitted to be issued pursuant to the Constitution and the Companies Act 2014 (as amended) (the “Companies Act”);

3.6	that the sale of the Shares will be in compliance with the Companies Act, the Irish Takeover Panel Act 1997, Takeover Rules 2013, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3.7	that all Shares sold were issued and will be sold in compliance with all applicable laws (other than Irish law), including applicable U.S. federal and state securities law;

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3.8	that the Registration Statement does not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and to the extent that any offer of Shares is being made to investors in any member state of the European Union, the Company is satisfied that the obligation to propose and publish a prospectus pursuant to Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019, does not arise;

Authenticity and Bona Fides

3.9	the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.10	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.11	that, at the time of the allotment and issuance of the Shares, there was no matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.12	that each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution;

3.13	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and advisers and that the Shares were issued by the Company in good faith, for its legitimate and bona fide business purposes;

3.14	that the Constitution effective as of 11:59:59 pm (Central European Time) on 31 December 2016 is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution and the Certificate of Designation of the Preferred Shares;

Solvency and Insolvency

3.15	That:

(a)	the Company was not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provisions under any applicable laws immediately after the execution and delivery of the Transaction Documents; and

(b)	the Company will not as a consequence of doing any act or thing which the Transaction Documents contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provisions under any applicable laws.

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3.16	That:

(a)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to any of the assets or undertakings of the parties to the Transaction Documents; and

(b)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the parties to the Transaction Documents.

Accuracy of Searches and Warranties

3.17	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place); and

(c)	searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

3.18	That there has been no alterations in the status or condition of the Company as disclosed by the Searches.

3.19	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents.

Foreign Laws

3.20	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Transaction or to perfect, protect or preserve any of the interests created by the Transaction have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)	the legal effect of the Transaction, and the creation of any interest the subject thereof will be effective.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

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General Matters

4.1	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.2	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents.

4.3	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.4	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.5	We express no opinion as to whether the Transaction Documents breach any other agreement or instrument.

Sanctions

4.6	If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Execution of Documents

4.7	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

5.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto.

6.	No Refresher

This opinion speaks only as of its date. We are not under any obligation to update this opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

The Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

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Yours faithfully

/s/ Arthur Cox

ARTHUR COX

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Schedule 1

The Documents

1.	A copy of the Registration Statement.

2.	A copy of the Purchase Agreement.

3.	A copy of the Registration Rights Agreement.

4.	A copy of the Certificate of Designation of the Preferred Shares.

5.	The results of the Searches.

6.	A copy of the certificate of incorporation of the Company dated 1 December 2015.

7.	A copy of the certificate of incorporation on change of name of the Company dated 9 May 2016.

8.	A copy of the certificate of incorporation for the re-registration of the Company as a public limited company dated 21 November 2016.

9.	A copy of the memorandum and articles of association of the Company as adopted by resolution of the shareholder of the Company on 20 December 2016, effective as of 11:59:59 pm (Central European Time) on 31 December 2016.

10.	A copy of the written resolutions of the Board dated 14 September 2016 approving, among other things, certain matters in connection with the entry into and execution of the Deposit Agreement.

11.	A copy of the written resolutions of the Board dated 20 February 2020 approving, amongst other things, the Board’s approval of the Transaction Documents and the issuance of the Shares.

12.	A copy of the written resolutions of the Board dated 13 April 2020 approving, amongst other things, the Board’s approval of the filing of the Registration Statement and matters related to the resale of the Shares.

13.	A copy of the corporate certificate of the secretary of the Company dated 1 May 2020 certifying, amongst other things, the Board’s approval of the Transaction and the issuance of the Shares.

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